Exhibit 11.1

CODE OF ETHICS

A Message from the President

Dear co-worker,

Working in a company becomes inextricably linked to our own personal identity. When we can take pride in our place of work it becomes even more valuable. Therefore, we must work toward maintaining the reputation of the business, returning the confidence that the clients have placed in us and providing those benefits to society that only socially responsible companies can offer.

The commitment to share and support moral values is part of our history at Itaú. We believe that it is prudent to convey our philosophy and define the image that identifies our Company. We want to be recognized as a sound and reliable organization.

Therefore, to enable us to preserve the respect and confidence we have on the market and among society in general, we must continually work toward building and assuring the credibility we have earned. Unintentional failures or careless mistakes could threaten or injure our image. Our responsibility as citizens and as professionals therefore means that we must strive to uphold integrity in our dealings with our clients, shareholders, co-workers, business partners, government agencies and, above all, the communities in which we are engaged in business.

This Code of Ethics should serve as a guideline for our actions, and reference for all the decisions we make, from the most routine to the most significant.

The purpose is to incorporate this Code in everything we do. This will assure that the Itaú Vision is fulfilled and that we can preserve our image and the continued operations of an Organization that understands and fully appreciates the position of prestige that it holds in society.

In this regard, the Code of Ethics provides guidance and defines desirable practices. It is not a comprehensive treatise of everything we do, but rather a set of guidelines which point toward the direction we would like to progress. As certain steps are taken, others will be needed and as society develops new expectations, we must innovate to keep pace. This means that we must be continually aware enough to revise and update our practices and, as a result, the contents of this Code of Ethics. After all, the terms of the code reflect the standards of professional conduct expected and define the strategic position of our Company. Therefore, they must apply to all members of the Board of Directors, the directors and all collaborators, regardless of any difference in hierarchical level.

In regard to the best practices from an ethical perspective, the Code of Ethics defines the best way to perform what we do. It provides consistency to our policies, our Performance Culture and our procedures.

The Itaú Code of Ethics is a work tool and our moral center. I am sure that it will serve to inspire us and I hope that each one of us will work toward becoming a role model for all the others.

Roberto Egydio Setubal

Why do we need a Code of Ethics?

Companies depend on the confidence that they earn from society. This means that they need to preserve their intangible assets: its accumulated knowledge, the capacity to innovate, the relationships with the various publics of interest, the competencies of its members, competitive intelligence, reputation, image and the trademarks. Financial organizations can only thrive based on the confidence people have in it.

Our decisions and actions produce effects on all of those with whom we conduct relations. Knowing this implies that we must be aware that our acts can be judged by society as right or wrong, fair or unfair, legal or illegal. As a result, we can either improve our relationship or we can jeopardize it. In this sense, the ethical questions take on a significant degree of importance.

It is a fact that opportunistic conduct erodes the internal environment and the interpersonal relationships among the members of the organization. It can also jeopardize the reputation of the business. The position of the company, in relation to moral judgments, enables the workers to be sure of what to do. They reflect transparency and prevent misunderstandings, dispel rumors and negative comments.

Therefore, defining the Company’s objectives and, above all, demonstrating how to accomplish them is a worthwhile enterprise. Not only are the end results important, but the means for achieving them are as well. Merely obeying the laws is not enough to counteract the complexity of the repercussions that can arise from corporate actions. Therefore, we must reflect on the impact that our decisions may cause and question how they will affect our various publics of interest. How will these decisions influence our Company over the long term?

Ethics, as the study of morals, contributes heavily toward enabling us to limit the field of choices to be made because it makes social factors, which have moral implications understandable. It enables us to study how the collective conscious, distinguishes suitable behavior from unsuitable conduct, well from bad and identifies virtues and misconduct. Since it is a systematic reflection of the conduct of people, it offers knowledge, which enables us to study, explain and assess the risks to our image that our operations may cause.

The Itaú Vision emphasizes that our objective is performance leadership in our field of endeavor. Therefore it is incumbent upon all of us to work toward creating competitive advantages - technological advances, corporate governance, judicious risk management, effective operations, intelligent marketing, efficient channels of distribution, cost effectiveness and a healthy work environment. It also indisputably alerts us to the sustainability of the business. This implies in assuring the continued operations of the Company over the long term by adding shareholders’ value, encouraging respect for diversity, adopting socially responsible actions and contributing toward the development of the Country.

A code of ethics is a set of rules, which put moral guidelines into practice. It does not provide a set map to be used to identify unknown territory, but rather serves as a compass to indicate the paths to be taken and shows us how to get where we expect to go.

This explains the structure of this Code of Ethics, which first of all defines the corporate values that inspire the actions of our Company and then dictates step by step the conduct expected in our dealings conducted with our various publics of interest - co-workers, clients, shareholders, suppliers, government agencies, competitors, the media and the community.

In sum, it is not enough just to be excellent in our operations; we must also face the challenges of a competitive economy based on the credentials afforded by public credibility.

Corporate values

Corporate culture is not just a set of ideas; it is also a set of practices. This is what gives it strength and the ability to endure. Over time, four basic values associated with our performance culture, have come to define the core of our Company’s corporate identity; they are distinctive traits which set us apart from all the others; they are the cornerstones upon which we have built the way we conduct business and relationships:

1. Humanity - respect for other human beings;

2. Ethic and respect for the law;

3. Progress - vocation for development;

4. Objectivity - the rational solution to problems.

Therefore, we are a company of our times, but with eyes trained on the future. We are a company that wants each one of us to appreciate others, not just those who work at the company but all of those with which we have dealings. We are a company that strives toward developing a clear awareness of the impact that its operations have on society and especially on the environment. These are the reasons for our express commitment to social responsibility.

The market and society in general expect professional and conscientious conduct from each one of us: fair transactions, technical competency, as well as diligently and impartially providing services to our clients. Itaú is outstanding in fulfilling these expectations which are based on a number of factors: the open trade of the Country, the various media, especially real time telecommunications, competition among the many companies, liberal political policies and above all a continuously growing proactive sense of citizenship.

Those who risk the corporate or professional reputation are those who do not take this historic reality into account: growing customer and, environmental agencies demands, diversified shareholders’ interests, local communities influences, requirements established by suppliers and other business partners, union demands and pressures from the competition, as well as the complex duties required by our laws.

Itaú judiciously and courageously pursues this ambitious agenda. However, its overriding objective is to remain, over time, a respected and dynamic company.

The Internal Public and its Environment

a. Internal relationships

We spend a great deal of our time in the workplace. It would be indeed an arduous task if we were ruled by fear of making a mistake or in an environment of suspicion and pressure. Therefore, in order to achieve sustainable results, there must be commensurate dialogue and professional progress stimulation.

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The Itaú corporate culture values those who are willing to learn from their mistakes, recognize them and prevent them from reoccurring. Those who take responsibility for their actions and words deserve due recognition, regardless of their position within the hierarchy.

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It is absolutely essential that we obey the Golden Rule and do unto others, as we would have them do unto ourselves. To be worthy of acknowledgment from others, we must dispense fair treatment. We are expected to be responsible and to weigh the consequences our actions have on others.

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By actively taking a cooperative and conscientious attitude and exercising mutual respect, co-workers can contribute toward a Company that is able to offer continually more competitive products and services.

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Itaú management plays a key role by serving as an example on a day-to-day basis and on the guidelines it provides. If they are courteous, other employees will tend to follow suit; if they trust others, that trust will become a routine part of the organization and if they confer with their co-workers and subordinates as a matter of routine before making decisions, the others will be encouraged to suggest improvements, identify opportunities and propose new processes.

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Management not only has the duty to coordinate people, it also is responsible for taking instructive measures, which contribute toward the personal and professional growth of each individual. Performance excellence is group effort. Employees, when challenged professionally and evaluated on their merits, are more likely to be encouraged toward accomplishing extraordinary things.

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Conversely, harassment restrains, humiliates and destroys self-esteem and the unity of the organization. Antagonistic conduct and abuse of the powers of position to impose authority or gain advantages may include:

• Pressuring subordinates to provide personal services.

• Sexually harassing co-workers.

• Publicly humiliating, offending or making explicit or veiled threats to subordinates or peers.

• Presenting work or the ideas of co-workers as one’s without giving due credit.

• Disrespecting the duties and responsibilities of others without good cause.

•	Therefore, a well-adjusted environment presupposes that the dignity of each individual is a matter of honor. Thus, we believe that the following items are indispensable:

•	Compliance with the laws, treaties and collective agreements.

•	Respect of the right to be a member of unions, religious affiliations, social organizations and political parties.

•	Appropriate workplaces to prevent work related accidents and occupational health hazards.

•	Moderation of employees in the consumption of alcoholic beverages and gambling for the purpose of preventing problems such as absenteeism, unsatisfactory work or criticism from co-workers.

•	The awareness that the use of illegal drugs is a crime and impairs work performance and can grievously jeopardize the life of the users as well as disturb the work environment.

•	The sale of merchandise within the work environment is prohibited so as not to waste time and to prevent embarrassment on the part of co-workers.

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A sense of responsibility in the use of the Company systems such as the exclusive use of duly manufacturer licensed software, the prohibition of exchanging racist or discriminatory messages and obscene or morally offensive images and texts.

•	The adequate use of Company property and funds to prevent damage, inappropriate use or mishandling, loss, theft or removal of them without prior consent.

•	The Company equipment, office materials or premises may not be used in any manner, which could be construed as a commitment on the part of the Company for political, union or religious matters.

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The refusal to take any attitude which discriminates against people based on sex, ethnic background, race, religion, social class, age, sexual orientation, physical disability or any other reason for the sake of good citizenship.

b. Conflicts of interest

In order to preserve our personal and professional integrity, we must provide a productive work environment, strive to carefully assess situations, which could construe a conflict between our personal interests and those of the Company, the clients and other publics. Such conflicts could jeopardize the appropriateness of our actions and place our own reputation at risk or that of Itaú.

Therefore we must:

•	Not conduct any activities which interfere with our work or duties, to prevent impairing our own performance.

•	Not abuse the power of our positions, and avoid any actions which could result in personal gain or undue advantages for third parties.

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Prevent any suspicions of favoritism by requesting authorization from a director to establish business relationships with companies in which we have an interest or hold direct or indirect shareholdings or in which our relations are associated.

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Relinquish customary private business relationships with any clients or suppliers, except in dealings which are conducted according to the normal market conditions so as not to compromise our ability to be impartial.

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When hiring relatives, request authorization from the immediate supervisor to assure independence and if recommending relatives for a position, make sure this relationship is duly informed to the person responsible for hiring.

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To prevent any personal or professional misunderstandings, do not use Company equipment or supplies for personal purposes except occasionally and on a limited basis provided that authorization from the immediate supervisor has been acquired.

•	So that there are no suspicions of insider trading, only buy or sell Company stock in compliance with the “Trading and Disclosure Policy”.

c.	Confidential information

The way in which information is used can cause positive or negative results, thus the use of this information may impact the dynamics of the company and the image of the people. Therefore, confidentiality has become an essential factor not only in the business world but also in a wide range of fields and, in some circumstances, law protects this information. Such is the case of professional medical information confidentiality, journalist sources and information received by liberal professionals, confidentiality imposed on financial institutions or the discretion required in police investigations.

In this regard, it is of the utmost importance:

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To respect our workers by protecting the confidentiality of their personal records, which are restricted to those who need to consult them for work related reasons, except in the event that the employee authorizes disclosure thereof or this is required by law, regulation or court ruling.

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Do not manipulate or take advantage of information regarding Itaú or its clients, which might influence decisions resulting in personal gain, generating benefits or jeopardizing third parties because such behavior is regarded as socially reprehensible.

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Do not use for personal purposes or disclose to other parties technologies, trademarks, methodologies or any other information which are the property of the Company, even if such information has been obtained or developed by the person him/herself in his/her work environment, since this action would constitute a violation of intellectual property rights.

•	Maintain confidentiality of insider information, i.e., information that has not fallen into the public domain, since this construes competitive advantages.

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To assure information confidentiality, the right to privacy of co-workers and safeguard the business use, protective measures adopted by the Company and which have duly informed such as recording telephone calls, security cameras, electronic mail access control and segregation of duties and responsibilities.

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To prevent revealing privileged or confidential information which could affect a decision to buy or sell real estate and result in undesirable consequences, limit access to such information and regard the undue use thereof as a serious breach of confidentiality.

d.	Favors and gifts

A sensitive issue faced in our external dealings concerns courtesies offered to workers which may come in the form of promotional gifts, gratuities, discounts in personal transactions, invitations to travel or to take part in events or others favors because they may arouse suspicions of favoritism. The criteria for accepting these gifts depend on the normal market practices and every precaution should be taken to avoid any action which might give rise to suspicion or discredit the person involved or the Company.

To preserve the Company’s independence in its business relations, we must:

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Not accept or offer directly or indirectly any favors, money or gifts of a personal nature, which result from our working relationship and which might affect our decisions, simplify negotiations or benefit third parties.

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For the sake of transparency in our professional dealings, inform in writing the Internal Control and Risk Officer of the area of any gifts which may exceed the limit stipulated in internal communications and donate them to approved entities upon formal authorization or alternately forward them to the Internal Auditing Area so that they may be donated according to the same procedure.

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Assure that client expenditures such as meals, transportation, lodging or entertainment are justified on the basis of work related meetings or normal business courtesy and are within reasonable limits which will not place any undue pressure on the guests or demand any recompense on their part, as may be required in the course of good social etiquette and for those specifically approved areas.

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In the normal exchange of gifts among co-workers, which take place during festive occasions such as birthdays, weddings, births, Easter, Christmas, Secretary’s Day etc, not record the value of the amount volunteered on lists, thereby assuring unrestricted voluntary and spontaneous contributions.

e.	Personal financial security

Due to the harmful effects that financial straits may cause us, we recommend that you:

•	Do not default on personal financial obligations since this is regarded as unfavorable circumstances in labor legislation.

•	Prioritize any investments that you or your spouse or any other dependent may make on the long term rather than on short term gain.

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Make investments which are within your personal means and endeavor to limit the risks so that you will not suffer any financial losses which could compromise your personal life or might jeopardize your ability to carry on working.

•	Do not borrow from or lend money to co-workers.

f.	Management responsibility

The senior management shoulders the main responsibility for creating a productive and stimulating work environment, since all employees take their inspiration from them. Therefore:

•	Any situation of conflict of interest or suspicion that one may exist should be immediately communicated to the Company.

•	Awareness of any possible breach of the guidelines set forth in the Code of Ethics requires that this be immediately reported to the Area Ethics Committee or the Bank Ethics Committee.

•	Restricted information confidentiality and protection against disclosure thereof must be upheld on an ongoing basis, except when required by law.

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The preparation of reports and documents filed with the Brazilian Central Bank and other regulatory agencies or any statement of record made on behalf of the Company require complete, accurate, timely information and full disclosure.

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Misleading information concerning the status of the Company must not be conveyed nor should any pressure be exerted on the independent auditors to do so. This type of behavior could compromise the public credibility of Itaú.

Client relations

Our customers are our reason for existence. To preserve this relationship, it is our mission to provide courteous and efficient service as well as provide precise, understandable information commensurate with their demands and rights.

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Identification of the clients’ needs and our willingness to satisfy them in compliance with the security, quality and profitability requirements of the Company comprises one of the most significant challenges faced by each one of us, especially in view of the fact that we manage many of their funds which only serves to underline the need to earn the confidence with which they have entrusted us.

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This confidence is based on our partnership approach in which we endeavor to achieve a balance between what has been agreed upon in relation to the product or service and that which is actually delivered to the clients. Therefore, we do not conduct matched sales or employ hard sell techniques; nor do we resort to using any gimmicks or conceal information or take advantage of the situation to force the sale of a product or service.

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Likewise, it represents an ongoing duty to prevent our personal interests or our opinions from hindering our professional relations, i.e., we conduct impartial, objective and technically competent relations.

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Among the most important customer rights is the essential issue of privacy. Therefore, as provided in law, we regulate the use, control and security of client information. This information can only be used for Itaú business purposes to ensure that the confidential information with which they have entrusted us is in good hands.

Shareholders Relations

The shareholders, employees and customers are the cornerstone of any organization. The first group established the enterprise and risked its capital in it, the second helped generate the wealth based on their work and the third group made it the business and its operations possible. Each one of these groups to varying degrees is entitled to a portion of the added value.

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One of our current commitments is toward corporate governance. This implies in transparent reporting to the shareholders, investors, market analysts, regulatory agencies and domestic and international capital markets. It also means that at the appropriate time we must provide clear, precise, accessible, equitable and complete information.

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To ensure reliable decisions, the Board of Directors assures that internal controls are in place, are not only corrective but preventative in nature as well. Therefore, we not only conduct management inspection of procedures, we also perform an ongoing assessment of business risk management and develop a strategic outlook to protect the assets and image of the Company.

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Moreover, the Board of Directors serves as a conduit to the shareholders to ensure that any questions regarding any actions on the part of the Company Management are forwarded to the appropriate areas.

•	We also guarantee the security of shareholders’ information whose records are the Company’s responsibility.

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The Company’s history and the basis for accounting entries are found in the records and reports which substantiate our market communications in addition to complying with government agency requirements. In this regard, it is necessary to preserve the integrity of the documents entrusted to us for safekeeping. Additionally, the more precise and detailed the information contained in these documents is, the more dependable and reliable will be our financial statements which are prepared in compliance with accounting and legal requirements.

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Similarly, our financial statements are prepared according to the generally accepted accounting practices of the countries in which we are engaged to enable them to be compared and audited. Thus, we must report the economic and financial position of the Company in an objective manner in all material aspects.

Supplier relations

While on the one hand we respect the confidentiality of information, we also strive to establish independent relations and request that our suppliers comply with legal, labor and environmental requirements in addition to enjoying a good reputation.

•	Therefore, inappropriate behaviors such as the use of child or forced labor are deemed sufficient grounds for deleting their names from the list of suppliers or service providers.

•	In turn, given the interdependence of Itaú on its suppliers and services providers and to secure the best value for money, we endeavor:

•	To adopt objective and fair selection criteria.

•	Comply with the technical specifications defined by the competent areas taking into consideration the best offers found on the market.

•	Comply with legal contracting procedures.

•	Clearly state any existing business and personal associations between the employees and the companies being contracted.

Government Relations

Contracts and agreements signed by the government must meet the legal requirements and comply with moral standards in a transparent manner. In addition to complying with the bureaucratic requirements, this conduct assures fair and professional relations.

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Owed to this conduct we avoid giving any preference to acts or statements on the part of government agencies and refrain for making any comments of a political nature, except inasmuch as concerns any possible analyses on the part of duly authorized and competent government representatives.

•	Opinions of a personal nature may, of course, be expressed provided that there is an express statement to the effect that this does not reflect the position of the Company.

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Inasmuch as concerns responsible citizenship, we must emphasize the need to abstain from offering any type of enticement to authorities or civil servants in the form of personal advantages, even for the purpose of complying with their obligations or expediting their routines or procedures which might be construed as a violation of the penal code.

Competitor relations

We believe that competition is healthy as long as it is fair, which is the reason why we treat competitors with the same respect that we expect from them.

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Market competition does not imply in winning at any cost. Practices such as insider information, omission of material events, abuse of good faith, industrial espionage, or acquisition of plans or actions of the competition by illegal means are not part of our policy.

•	In this vein, comments which could affect the image or contribute toward the spreading of rumors about our competitors are unacceptable and in certain situations may be regarded as a crime.

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Likewise, using the same discretion with which we handle information about our competitors, we also do not discuss with the competitors sensitive issues, which are part of our distinct strategies such as pricing policies, contract terms, costs, marketing new product development and markets research.

Media relations

The various vehicles of mass communications exercise an extremely important role in the consolidation of democracy in our Country, as they report the news and analyses which are vital to inform the public. They, therefore, serve as a line of defense for citizenship and public interest, an undeniably important function, which we cannot fail to recognize.

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The reputation of an organization is the result of public perception built over the course of time and corresponds to the credibility it has earned. In this process, the media holds a position of prominence in the formation and maintenance that it assigns to the Company. Therefore, taking our clients and society in general into account, our media relations presuppose an ongoing dialogue in which both impartiality and truth should prevail.

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In response to the repercussions that any statements generally produce, as well as the need to preserve confidentiality of certain information, only the Company’s Press Relations department and authorized personnel may speak on behalf of the Company.

Community relations

Social responsibility is based on the extent to which a corporation is sustainable because it requires an attitude which associates economic efficiency to social consciousness, invests in a new agreement among companies, society and the State and calls for the building a better society.

•	Corporate sustainability is supported by three pillars with which we have identified and that indicate the need for companies to be:

•	Economically viable - produce profits in a responsible manner and put corporate governance into practice;

•	Ecologically correct - competently manage environmental risks and adopt conscientious consumption and purchase expenses;

•	Socially fair - promote social development, fight prejudice and discrimination and contribution toward espouse equal rights for all.

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The Company, on the basis of its employees, demonstrates a strong commitment to the social development of the Country by means of programs especially aimed at education and public health, for the purpose of setting benchmarks for its social partners.

•	In this same vein, we encourage our employees to volunteer and become involved in community actions.

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In response to the environmental degradation of the planet, we believe that it is fundamental to assess the impact on the environment, not only for the success and growth of the company, but also as a deciding factor for sustainable economic development and prevention of health risks to humans.

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When extending credit to companies, we take into considerations social and environmental criteria to ensure that the projects we finance are undertaken in a socially responsible manner and reflect the best environmental management practices.

Itaú Code of Ethics management

The enforcement of the guidelines contained in this Code is a function which applies to each one of us and is supported by the policies and informative circular letters forwarded by the Company.

•	The Sector Codes of Conduct set forth specific and complementary regulations required for each area of endeavor.

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Any doubts or ethical dilemmas can competently be clarified by the Internal Controls and Risk Officers of your Company, the members of the Corporate Ethics Advisory or the members of the Higher Ethics Commission.

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In events concerning conflicts of interest, moral harassment, illegal practices against the Bank or actions contrary to the guidelines stated in this Code, employees may communicate such events to the appropriate channels without fear of reprisal such as his/her immediate superior, the Internal Controls and Risk Officer of his/her area, the Area Ethics Committee, the Bank Ethics Committee, the Higher Ethics Commission or the Audit Committee.

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Anonymity is assured to anyone who so desires, but requires that there is consistent evidence for the communication. Confidentiality during the investigation will be strictly maintained and, when applicable, the appropriate actions will be taken.

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Management of the Code is the responsibility of the Banco Itaú Holding Financeira Audit Area. Its area of responsibility includes the implementation of instruments which will make help enforce the contents of this Code, as well as provide support for the decisions of the Senior Ethics Commission.

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It is the responsibility of the Higher Ethics Commission, which has been established in compliance with the internal circular letter to assess the timeliness and relevance of the Code guidelines and forward information concerning required measures.

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The Commission is responsible for interpreting the text and for the definition of conducts which have not been provided for in this code as well as reviewing the subject matters forwarded to its members.

•	The Board of Directors is responsible for approving the Code.